INTERNATIONAL FAST FOOD CORPORATION
         Exclusive Developer and Franchisee of Burger King Corporation
                           for the Republic of Poland
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  1000 Lincoln Road o Suite 200 o Miami Beach, Florida 33139 o (305) 531-5800

                            N e w s   R e l e a s e


FOR IMMEDIATE RELEASE                                       CONTACTS:
                                                      Mitchell Rubinson
November 10, 1997                                     Chairman of the Board


                INTERNATIONAL FAST FOOD CORPORATION COMPLETES
             PRIVATE OFFERING OF CONVERTIBLE SENIOR SUBORDINATED
                                DISCOUNT NOTES

          MIAMI BEACH, Fla. -- International Fast Food Corporation, (OTC: FOOD), announced that it sold approximately $27 million of 11% convertible senior subordinated discount notes due 2007 through a private offering in which BT Alex.Brown, Incorporated acted as Placement Agent. The Company received net proceeds of approximately $19 million.

            The Company intends to use the net proceeds of the offering for the development of new Burger King restaurants and Domino's Pizza stores in Poland and for working capital and other general corporate purposes.

            The notes (and the shares of common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

            This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange commission.

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